EXHIBIT 12

                         THE BEAR STEARNS COMPANIES INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS, EXCEPT FOR RATIO)

                                (Unaudited)
                            Three Months Ended                            Fiscal Year Ended
                        ---------------------------   ---------------------------------------------------------
                        February 29,   February 28,   November 30,   November 30,   November 30,   November 30,
                            2004           2003           2003           2002           2001           2000
                        ------------   ------------   ------------   ------------   ------------   ------------
Earnings before taxes
   on income            $    530,978   $    425,199   $  1,772,269   $  1,310,963   $    934,444   $  1,171,523
                        ------------   ------------   ------------   ------------   ------------   ------------
Add: Fixed Charges
      Interest               355,522        322,481      1,400,953      1,762,580      3,793,998      4,772,286
      Interest factor
      in rents                 8,568          9,233         36,038         37,735         33,500         32,200
                        ------------   ------------   ------------   ------------   ------------   ------------
  Total fixed charges        364,090        331,714      1,436,991      1,800,315      3,827,498      4,804,486
                        ------------   ------------   ------------   ------------   ------------   ------------
Earnings before fixed
   charges and taxes
   on income            $    895,068   $    756,913   $  3,209,260   $  3,111,278   $  4,761,942   $  5,976,009
                        ============   ============   ============   ============   ============   ============
Ratio of earnings to
   fixed charges                 2.5            2.3            2.2            1.7            1.2            1.2
                        ============   ============   ============   ============   ============   ============

                        Five Months
                           Ended       Fiscal Year Ended
                        ------------   -----------------
                        November 26,       June 30,
                            1999             1999
                        ------------   -----------------
Earnings before taxes
   on income            $    453,592   $       1,064,108
                        ------------   -----------------
Add: Fixed Charges
      Interest             1,524,046           3,344,190
      Interest factor
      in rents                12,783              31,363
                        ------------   -----------------
  Total fixed charges      1,536,829           3,375,553
                        ------------   -----------------
Earnings before fixed
   charges and taxes
   on income            $  1,990,421   $       4,439,661
                        ============   =================
Ratio of earnings to
   fixed charges                 1.3                 1.3
                        ============   =================


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